UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2017 (February 10, 2017)

GREEN DRAGON WOOD PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-53379	26-1133266
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

57a Nayland Street

Sumner, Christchurch 8081

New Zealand

(Address of Principal Executive Offices)

Registrant’s telephone number: +852-2482-5168

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed by Green Dragon Wood Products, Inc. (the “Company”), on February 2, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zeecol Limited, a New Zealand corporation (“Zeecol”), the shareholders of Zeecol (the “Zeecol Shareholders”) and Zeecol Acquisition Limited, a New Zealand corporation and a wholly-owned subsidiary of the Company (the “Merger Sub”), providing for the merger of Merger Sub with and into Zeecol (the “Merger”), with Zeecol surviving the Merger as a wholly-owned subsidiary of the Company. The Merger was consummated on February 8, 2017.

Following the consummation of the Merger, on February 10, 2017, Stephen Lee resigned from his position as Chief Executive Officer of the Company and William Mook was appointed as the new Chief Executive Officer. Further, Stephen Lee was appointed to a new position as Vice President of Wood Products of the Company. On the same day, Mr. Tony Baxter was appointed as Chief Operating Officer of the Company and Mr. Russell Covarrubia was appointed Chief Financial Officer of the Company. In addition to the foregoing, on February 23, 2017, Ms. Mei Ling Law resigned from the Board of Directors of the Company Ms. Law’s resignation was not due to any disagreement with the Company. Biographies of each of the current directors and officers of the Company are provided below.

Name	Age	Position

William Mook	63	Chief Executive Officer, Director and Secretary
Kwok Leung Lee	49	Vice President of Wood Products and Director
Tony Baxter	65	Chief Operating Officer
Russell Covarrubia	26	Chief Financial Officer

William Mook Chief Executive Officer and Director: Mr. Mook serves as Chief Executive Officer and Director of the Company. In 2011, Mr. Mook founded Zeecol Limited and was its President and Chief Executive Officer. He has over 18 years of experience in manufacturing industry as an OEM, and technology investor. He has over 20 years of experience as President/CEO of various companies including MokEnergy, Sugico Mok and Rapi-Serv Cash Systems. He holds a number of patents in a wide range of fields. In addition to his management and motivational skills he is an accomplished speaker and team builder. Educational background: Mr. Mook served as a remote teaching associate in the Physics and Energy course taught in the physics department at Stanford in 2015. William has worked under Dr. Robert Laughlin at Stanford. Robert received a Nobel Prize in 1998 for discovery of the Fractional Quantum Hall Effect.

Kwok Leung Lee: Vice President of Wood Products and Director. Mr. Lee serves as Vice President of Wood Products and Director of the Company. Prior to this, Mr. Lee served as the Company’s President/Chairman of the Board of Directors beginning in September 1998. Mr. Lee, also known as Stephen Lee, is a graduate of Michigan State University with a Bachelor Degree in Social Sciences.  He received a Master of Science in Management from Shiga University in Japan in 1993 with a specialization in management and economics.  Mr. Lee is fluent in Chinese, Japanese and English. Mr. Lee has traveled extensively worldwide for Green Dragon handling purchasing, negotiations with client companies, logistics, and administration and finance.  He has more than thirteen (13) years of diverse product knowledge and global experience in wood products ranging from softwood to hardwood, log to lumber to veneer.  His experience extends to furniture, flooring, interior decoration, musical instruments, and sports equipment.

Tony Baxter Chief Operating Officer: Mr. Baxter serves as the Chief Operating Officer of the Company. Prior to this, Mr. Baxter served in that capacity for Zeecol Limited beginning in 2016. He holds a New Zealand Certificate of Engineering in Electrical and Electronic Engineering. He has over 30 years of experience as senior executive for major electronic firms in the region such as Tait Electronics, Cray Communications, Motorola and Raytheon. His last position prior to taking early retirement six years ago was as General Manager of Alan J Brown & Associates specialized in Security & Communications Systems.

Russell Covarrubia Chief Financial Officer: Mr. Covarrubia serves as the Chief Financial Officer of the Company. Mr. Covarrubia served in that capacity for Zeecol Limited beginning in 2015. He specializes in financial structuring and investing, and prior to joining Zeecol Limited, Mr. Covarrubia served as Vice President of Universe Capital Partners LLC, where he helped structure and fund Turkish private and public companies, and he also served as Chief Executive Officer of UCP Holdings Inc. Prior to that he was Executive Vice President AFLG Investments and Chief Investment Officer of Universe Capital Partners LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Dragon Wood Products, Inc.

Date: February 27, 2017

/s/ William Mook
Name: William Mook
Title: Chief Executive Officer

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